12. J. Giamatteo 12/6/2023 To confirm your acceptance of the terms and conditions of this offer, please sign below and return one copy to me on or before December 8, 2023. For BlackBerry Corporation Richard Lynch Chainnan @�# � av'r---L/ I confirm that I have read and understood the above and accept this new position. BlackBerry Corporation Date: I 'J. ' ·t · 7.01-. 3 3001 Bishop Drive, Suite 400, San Ramon, Callfomla, 94583 USA. tel: +1 (925) 242-5660 fax: +1 (925) 242-5661 Trademarl<s, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarl<s or registered trademarl<s of BlackBerry Limited, used under license, end the exclusive rights to such trademarl<s are expressly reserved. December 8, 2023

BlackBerry

PRIVATE AND CONFIDENTIAL

December 6, 2023

John Giamatteo

Dear John,

Following our recent discussions, I am delighted to offer you the position of Chief Executive Officer of BlackBerry Limited ("BlackBerry") and President, Cybersecurity, reporting directly to BlackBerry's Board of Directors. We are confident that you will find this new opportunity to be both challenging and rewarding.

Promptly following your acceptance of this employment offer, the Board of Directors will appoint you as a director and officer of BlackBerry.

Please note that this offer of employment is conditional on your signing the enclosed employment agreement and all related documents where indicated (without alteration) and your satisfaction of all other requirements set forth in the documents that comprise this Agreement.

To confirm your acceptance of this employment offer, please return a signed copy of the attached Employment Agreement and all accompanying documents that require your signature to me on or before December 8, 2023. Please ensure that you also sign any schedules to the Employment Agreement as required indicating that you have read and agree to the terms and conditions of each schedule.

Sincerely,

Richard J Lynch

Richard Lynch
Chairman

BlackBerry Corporation
3001 Bishop Drive, Suite 400, San Ramon, California, 94583 USA. tel: +1 (925) 242-5660 fax: +1 (925) 242-5661

BlackBerry

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is between BlackBerry Corporation ("BlackBerry") and John Giamatteo.

1. EMPLOYMENT

1.1 The Effective Date of this Agreement will be December 11, 2023. BlackBerry will, however, honor your previous role's term of service. Your continuous service date is October 4, 2021, which will be recognized for purposes of any employment-related entitlements.

1.2 You will continue to be employed with BlackBerry on a regular, full-time basis.

1.3 Your employment at BlackBerry will continue to be "at will". As such, it is for no definite term and, subject to the provisions of Section 4 of this Agreement, either you or BlackBerry may terminate the employment relationship at any time, for any reason, with or without cause.

1.4 Your BlackBerry office location will remain the company's office in Irving, TX; provided, however, that BlackBerry may request that your office location be relocated elsewhere, subject to your agreement and to BlackBerry reimbursing you for reasonable relocation expenses.

1.5 Your position will be Chief Executive Officer of BlackBerry Limited and President, Cybersecurity, and you will report directly to, and serve at the pleasure of, BlackBerry Limited's Board of Directors (the "Board"). As of the Effective Date, you shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional, fewer or alternative duties now or hereafter and/or otherwise reasonably assigned to you by the Board.

1.6 BlackBerry's standard workweek is 40 hours. However, you will be required to devote whatever time is necessary to complete the requirements of your position, which will exceed 40 hours per week.

2. COMPENSATION

2.1 Base Salary - BlackBerry will pay you a bi-weekly base salary of $26,923.07 USD ($700,000 USD per annum), less payroll deductions and required withholdings, paid via direct deposit to your bank account.

2.2 Incentive Bonus -

a) For the remainder of fiscal year 2024, you will continue to be eligible to participate in the BlackBerry Sales Incentive Pay (SIP) Program and earn a SIP bonus (the "SIP Bonus"). Your SIP Bonus opportunity amount is 50% of your annual base salary, which is determined for this purpose by applying your applicable base salary both before and after the Effective Date of this Agreement on a pro rata basis. The actual

SIP Bonus earned, if any, will be based on the level of achievement of the performance criteria for fiscal year 2024 that have been previously determined by BlackBerry and communicated to you, and may be more or less than your target SIP Bonus opportunity amount. Any SIP Bonus earned will be paid as soon as reasonably practicable after achievement of the applicable performance criteria has been determined following completion of the applicable fiscal year.

b) For the remainder of fiscal year 2024, you will also continue to be eligible to participate in the BlackBerry Variable Incentive Pay (VIP) Program and earn a VIP bonus (the "VIP Bonus"). Your VIP Bonus opportunity amount is 50% of your annual base salary, which is determined for this purpose by applying your applicable base salary both before and after the Effective Date of this Agreement on a pro rata basis. The actual VIP Bonus earned, if any, will be based on the level of achievement of the performance criteria for fiscal year 2024 that have been previously determined by BlackBerry and communicated to you, and may be more or less than your target VIP Bonus opportunity amount. Any VIP Bonus earned will be paid as soon as reasonably practicable after achievement of the applicable performance criteria has been determined following completion of the applicable fiscal year.

c) After fiscal year 2024, you will no longer be eligible to participate in the BlackBerry Sales Incentive Pay (SIP) program. Any outstanding payment under the fiscal year 2024 BlackBerry Sales Incentive Pay (SIP) program will be addressed as part of the terms and conditions of that program.

d) After fiscal year 2024, you will continue to be eligible to participate in the BlackBerry Variable Incentive Pay (VIP) Program and earn a VIP bonus (the "VIP Bonus"), with an annualized target VIP Bonus opportunity amount of $700,000. The actual VIP Bonus earned, if any, will be based on the level of achievement of applicable performance criteria determined by BlackBerry, and may be more or less than your target VIP Bonus opportunity amount. Any VIP Bonus earned will be paid as soon as reasonably practicable after achievement of the applicable performance criteria has been determined following completion of the applicable fiscal year.

e) In connection with this employment offer, you will be entitled to earn a one-time Special Cash Bonus with a target amount of $350,000 USD (the "Special Bonus"). The details of the Special Bonus offer are provided in the attached addendum to this agreement.

2.3 Equity – You will be eligible to participate in the BlackBerry Limited Equity Incentive Plan, as may be amended from time to time. In connection with this offer, subject to approval by the Compensation, Nomination and Governance (CNG) Committee of the Board, you will be eligible to receive a grant of time-based restricted units with a grant date value of $2,700,000 USD (the "TBRSUs") and a grant of performance-based restricted share units with a target grant date value of $3,300,000 USD (the "PBRSUs"), in each case, under the BlackBerry Limited Equity Incentive Plan. 70% of the PBRSUs will vest entirely, partially, or not at all, based on BlackBerry Limited's total shareholder return on the NYSE Stock Market relative to the performance of the S&P Software & Services Select Industry Index over a three-year performance period. 30% of the PBRSUs will vest entirely, partially, or not at all, based on BlackBerry Limited's adjusted EBITDA margin over a

three-year performance period. The TBRSUs and the PBRSUs will be subject to the terms and conditions of the BlackBerry Limited Equity Incentive Plan and the applicable award agreement, including with respect to vesting and forfeiture. Nothing in this Agreement will constitute the grant of equity or an equity award or entitle you to any rights as a shareholder of BlackBerry Limited.

3. BENEFITS

3.1 You will continue to be eligible to participate in BlackBerry's benefit plans and programs as may be adopted from time to time by BlackBerry. BlackBerry and its affiliates may adopt, amend, terminate, or modify employee benefit plans and arrangements at any time.

3.2 You will continue to accrue vacation at the accrual rate pursuant to BlackBerry's applicable U.S. Time Away From Work Guideline. The current Guideline in effect provides for accrual of fifteen (15) days per year. Vacation accrual, usage, and scheduling are subject to the terms of BlackBerry's policies, which may be amended by BlackBerry at its sole discretion from time to time.

4. CESSATION OF EMPLOYMENT

4.1 Termination by You - You may resign from employment with BlackBerry at any time upon providing three (3) months' prior written notice, which can be waived in whole or in part by BlackBerry. Upon resignation, you will have no entitlement to compensation or damages of any kind except for unpaid base salary, accrued and unused vacation earned to the Date of Termination (as defined in paragraph 4.5(a)(i) below) and reasonable unpaid business expenses in accordance with prevailing BlackBerry policies. All your employee benefits will cease upon the Date of Termination. For greater certainty, termination by you for Good Reason (as defined in paragraph 4.5(b) below) will not constitute a voluntary resignation for the purposes of this subsection 4.1.

4.2 Termination by BlackBerry for Just Cause - BlackBerry may terminate your employment at any time for Just Cause without notice or pay in lieu of notice or damages of any kind except for unpaid base salary, accrued and unused vacation earned to the Date of Termination and reasonable unpaid business expenses in accordance with prevailing BlackBerry policies. All your employee Benefits will cease immediately as of the Date of Termination.

4.3 Termination by BlackBerry Without Cause - BlackBerry may terminate your employment without Just Cause and you may terminate your employment for Good Reason, and in either case, BlackBerry will provide you with the following severance benefits, subject to your signing and not revoking a separation and general release of claims agreement provided by BlackBerry ("Release Agreement") and conditional on your not being employed elsewhere. Should you become employed during the Severance Period, any unpaid severance benefits will immediately cease:

a) BlackBerry will continue to pay you your then current annual base salary for a period of 12 months, plus one month of base salary for each completed year of service, to a cumulative maximum of 24 months of base salary continuation from the Date of

Termination (the "Severance Period"), payable in accordance with BlackBerry's ordinary payroll practices in effect from time to time and which will begin on the first payroll period immediately following the date on which the Release Agreement becomes irrevocable.

b) If you elect to receive continued medical, dental, or vision coverage under one or more of BlackBerry's group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), BlackBerry will directly pay, or reimburse you for, the COBRA premiums, less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost for active employees at such time, for you and your covered dependents under such plans during the Severance Period.

c) Notwithstanding the terms of the applicable equity plan or award agreement to the contrary, all of your unvested equity awards (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the [RSU Plan or LTIP Plan]) will continue to vest during the Severance Period following the Date of Termination, and once vested will be exercisable in accordance with the terms of the applicable equity plan(s) and the award agreement(s). At the end of the Severance Period, any unvested equity awards will expire immediately, be forfeited for no consideration and of no force or effect.

d) BlackBerry will pay your earned SIP Bonus and VIP Bonus, if any, for the fiscal year in which the Date of Termination occurs. Such payment is to be made at the time that BlackBerry generally pays bonuses to its SIP and VIP participants.

e) Notwithstanding the foregoing, BlackBerry may change the characterization of the termination to for Cause within thirty (30) days before or after the effective date of termination if BlackBerry or the Board has learned of new information or otherwise upon a showing that the termination could have been for Cause.

4.4 Termination Before or Following Change of Control - In the event your employment is terminated by BlackBerry or its successor, without Just Cause or in the event you terminate your employment for Good Reason, in each case, within twenty-four (24) months immediately following the date of a Change of Control (as defined in paragraph 4.5(d) below) or during the period preceding the effective date of a Change of Control but after which BlackBerry has commenced discussions or negotiations with a potential acquirer (the "Acquiror"), which discussions or negotiations result in a Change of Control with the Acquiror or any person or entity in affiliated therewith, then in lieu of the payments and benefits in subsection 4.3, you will be entitled to the following severance benefits, subject to your signing and non-revocation of the Release Agreement:

a) BlackBerry will, promptly following the Date of Termination, make a lump sum payment to you equal to your annual base salary effective as of the Date of Termination multiplied by two (2), payable within 60 days after the Date of Termination.

b) If you elect to receive continued medical, dental, or vision coverage under one or more of BlackBerry's group healthcare plans pursuant to COBRA, BlackBerry will directly pay, or reimburse you for, the COBRA premiums, less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost for active employees at such time, for 24 months after your Date of Termination.

c) Notwithstanding the terms of any equity plan or award agreement to the contrary, all of your unvested equity awards (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and condition of the Equity Incentive Plan) will immediately and automatically become fully vested (at 100% target, in the case of performance-based awards) and exercisable on the Date of Termination.

d) BlackBerry will, in lieu of any bonus or incentive compensation, pay you a lump sum payment in an amount equal to two times your then current target amount of VIP Bonus, payable within 60 days after the Date of Termination.

4.5 Definitions – For the purpose of this Agreement

a) "Date of Termination" means:

(i) in the event of the termination of your employment as a result of your resignation, termination by BlackBerry for Just Cause or termination by BlackBerry without Just Cause, the earlier of the date specified in the written notice of termination, if any, and the last day worked;

(ii) for termination for Good Reason, the date determined in accordance with paragraph 4.5(b) below; or

(iii) for termination due to Change of Control, your last day worked.

b) "Good Reason" means the occurrence of any of the following without your express written consent:

(i) a material and detrimental alteration of your position, duties, or responsibilities, unless part of a general change for multiple, similarly situated employees and other than a as a result of an isolated, insubstantial, and inadvertent action not taken in bad faith;

(ii) a reduction in your annual base salary of at least 10%, except where such reduction is part of a general reduction in the base salary of all members of the executive officers of BlackBerry which does not occur following a Change of Control and affects you in substantially the same manner as the other executive officers of BlackBerry;

(iii) the failure to continue your participation in any share option, share purchase, profit sharing, bonus or other incentive compensation plan unless BlackBerry

provides replacement arrangements which are comparable in the aggregate, or

(iv) the material breach of this Agreement by BlackBerry which is not cured by BlackBerry within thirty (30) days of written notice from you.

Your continued employment shall not constitute consent or a waiver of your rights to assert Good Reason hereunder on the condition that you may only effect a termination for Good Reason through notice thereof within thirty (30) days following the occurrence of actions or failures to act or your knowledge of the same giving rise to the Good Reason, and shall have duly notified BlackBerry of the basis for such Good Reason and providing BlackBerry with thirty (30) days after receipt of such notice to cure the basis of such claim, and you must terminate your services at the end of such thirty (30) day cure period if BlackBerry has not cured such event or condition. Notwithstanding any provision to the contrary, BlackBerry may place you on paid leave for up to ninety (90) days while it is determining whether there is a basis to terminate your employment for Cause, which action by BlackBerry will not constitute Good Reason.

c) "Just Cause" means BlackBerry's good-faith determination that any of the following has occurred:

(i) your conviction of guilt, plea to or confession of guilt, or plea of nolo contendere with respect to a felony, or a misdemeanor involving moral turpitude which would reasonably be expected to have a material adverse effect on BlackBerry Limited.

(ii) fraud or a breach of fiduciary duty with respect to BlackBerry Limited.

(iii) intentional or grossly negligent action that exposes BlackBerry Limited to a material risk of material legal liability (including without limitation a monetary fine or penalty pursuant to a violation of any law, rule, or regulation) or a material risk of public disgrace or disrepute.

(iv) gross negligence or willful misconduct with respect to your obligations to BlackBerry Limited.

(v) material breach of the Restrictive Covenant Addendum, whether during employment or subsequent to your termination;

(vi) material breach of BlackBerry Limited's Code of Business Standards and Principles; or

(vii) your failure to perform a material part of your duties (other than as a result of incapacity or disability due to physical or mental illness as certified by a qualified medical practitioner) after receiving written notice of the performance issues and the opportunity to substantially correct these issues within 30 days after receiving written notice.

An act, or failure to act above, shall be considered "willful" only if it is done, or omitted to be done, without reasonable belief that the act or failure to act was in the best interest of BlackBerry Limited.

d) "Change of Control" means the occurrence of any of the following:

(i) An amalgamation, merger, consolidation, arrangement or other reorganization involving either (A) BlackBerry Limited or (B) any future subsidiary of BlackBerry Limited which owns the assets of and operates the Cybersecurity business of BlackBerry Limited and of which you are the most senior employee (each of (A) and (B), a "BlackBerry Target") and another corporation or other legal entity, as a result of which the holders of the common shares of the BlackBerry Target immediately prior to the completion of that transaction hold less than a majority of the common shares of the BlackBerry Target after completion of that transaction;

(ii) any individual, entity or group of persons acting jointly or in concert, within the meaning of the *Securities Act* (Ontario), acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the common shares of a BlackBerry Target, whether through the acquisition of previously issued and outstanding common shares, or of common shares that have not been previously issued, or any combination thereof, or any other transaction similar effect.

(iii) All or substantially all of the assets of a BlackBerry Target are sold to any unaffiliated other corporation or other legal entity (other than a disposition or transfer of assets to an affiliate of BlackBerry Limited as part of a reorganization of assets of an affiliate of BlackBerry Limited); or

(iv) as a result of or in connection with the contested election of directors, the nominees' names in the most recent management proxy circular of BlackBerry for election to the Board of Directors do not constitute a majority of the Board of Directors.

5. CONDITION OF EMPLOYMENT

5.1 This Agreement is conditional on you being legally entitled to work for BlackBerry in the United States in this position.

5.2 This offer is also conditional upon your having signed BlackBerry Limited's Business Standards and Principles, Employee Confidentiality and Intellectual Property Agreement and the other accompanying documents to this Agreement, all of which are incorporated herein by reference.

5.3 Attached as Schedule A to this Agreement is BlackBerry's Restrictive Covenant Addendum (the "Addendum"). As a condition of entering into this Employment Agreement, you agree to execute and to be bound by all the terms and conditions of the Addendum.

5.4 You further agree that BlackBerry may notify a prospective or actual new employer of your rights and obligations under the Employee Confidentiality and Intellectual Property Agreement and Restrictive Covenant Addendum, and that BlackBerry may provide such agreements in whole or part (at its option) to any such new employer.

6. ONGOING OBLIGATIONS OF EMPLOYMENT

6.1 As ongoing requirements of employment with BlackBerry, you agree:

(a) To comply with BlackBerry Limited's Business Standards and Principles, and related documents, and Employee Confidentiality and Intellectual Property Agreement.

(b) To comply with BlackBerry company and departmental policies, rules, practices, and the terms and conditions laid out in the company and/or departmental handbooks and/or BlackBerry Square (internal website) that are now in force or which may be amended, revised or introduced from time to time;

(c) To continue to maintain legal immigration status (if applicable) within the country in which you are, or will be, employed by BlackBerry and to continue to meet the requirements of the applicable immigration legislation and regulations of that country.

(d) That you understand and consent to the fact that in the course of employment, BlackBerry will be required, from time to time, to collect, use, and disclose personal information to administer the employment relationship.

(e) That, as a senior employee, you will be considered a corporate insider, and will be required to complete certain documentation and be subject to certain restrictions in relation to the purchase and sale of BlackBerry Limited stock. Please refer to the Insider Trading Policy for more information.

(f) You agree that, during your employment and at any time thereafter, you shall not directly or indirectly (a) make any statement, whether in commercial or non-commercial speech, disparaging, criticizing, defaming, slandering, or ridiculing in any way BlackBerry, its affiliates or its or their respective officers and directors, or any products or services offered by any of these entities, or (b) engage in any other conduct or make any other statement that, in each case, should reasonably be expected to impair the goodwill or reputation of BlackBerry, its affiliates, or its or their respective officers and directors, or any products or services offered by any of these entities. Nothing contained in this subsection 6.1(f) shall in any way restrict you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7. Termination Obligations

7.1 Return of Property: You agree that all property (including without limitation all equipment, tangible proprietary information, documents, records, electronic communications, notes, contracts and computer-generated materials) furnished to or created or prepared by you incident to your employment belongs to BlackBerry and its affiliates and shall be promptly returned to BlackBerry and its affiliates upon termination of your employment, or immediately if requested during your employment. Notwithstanding any prior or future provision of this Agreement or any other policy, representation, or understanding to the contrary, you agree that your obligation to return property shall apply if you use any personal device, method of communication, or data source or storage, for any BlackBerry purpose, such that you will promptly make available at any time to BlackBerry any such personal device for return or destruction, at BlackBerry's option, of BlackBerry property.

7.2 Following termination of your employment under this Agreement, whether with or without Cause or Good Reason, you shall be deemed to have resigned from all offices and directorships then held with BlackBerry and its affiliates and shall reasonably cooperate with BlackBerry in the winding up of pending work on behalf of BlackBerry and the orderly transfer of work to other employees.

7.3 On the last day of your employment, you will cooperate with BlackBerry in completing and signing the Company's Certificate of Compliance Post Termination, a copy of which is attached hereto as Exhibit A.

8. GENERAL

8.1 The titles and descriptive headings of the articles of this Agreement are inserted solely for convenience, are not part of this Agreement and do not in any way limit or amplify this Agreement.

8.2 In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Schedule, Appendix or Addendum hereto, the provisions of this Agreement shall prevail.

8.3 The obligations contained in this Agreement and all Schedules, Appendices or Addendums to this Agreement are each independent covenants, and if any provision, or part thereof contained in this Agreement, or any Schedule, Appendix or Addendum of this Agreement is prohibited or declared invalid, illegal or unenforceable by a court or other lawful authority, this Agreement and all attachments hereto shall continue in force, with respect to the enforceable provisions, and all rights and remedies accrued under the enforceable provisions shall survive any such declaration.

8.4 This Agreement and all Schedules, Appendices, Addendums, or documents incorporated by reference herein constitute the entire Agreement between BlackBerry and you and supersedes all prior negotiations, oral or written understandings (if any), and the employment agreement you entered into with BlackBerry on August 4, 2021 (the "Prior Agreement"), which is terminated and rescinded as of the Effective Date; provided, however, that the equity awards contemplated in section 2.5(c) of the Prior Agreement

BlackBerry Corporation
3001 Bishop Drive, Suite 400, San Ramon, California, 94583 USA. tel: +1 (925) 242-5660 fax: +1 (925) 242-5661

shall be granted to you by BlackBerry Limited on or around January 2, 2024 in accordance with the Policy on Granting Equity Awards.

8.5 No supplement, waiver, amendment, modification, or rescission of this Agreement shall be binding unless set forth in writing and signed by both parties.

8.6 This Agreement shall inure to the benefit and be binding upon each party and its heirs, executors, administrators, successors and permitted assigns.

8.7 This Agreement shall be governed by and construed under the laws of the state of Delaware. Both parties irrevocably agree to submit any claims arising from or otherwise related to this Agreement to the exclusive jurisdiction of the state and federal courts of the state of Delaware, and irrevocably waive any objection which either may have to the same, including but not limited to, any objection for lack of personal jurisdiction.

8.8 You agree that no representation or inducement has caused you to forego any other opportunity or to leave any previous employment.

8.9 BlackBerry may withhold from any amounts payable to you hereunder all federal, state, city, or other taxes that BlackBerry may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that you will be responsible for payment of all taxes in respect of the payments and benefits provided herein). In no event will you be entitled to a tax gross-up or tax reimbursement on amounts payable under this Agreement.

8.10 Notwithstanding anything set forth herein to the contrary: (i) no amount payable pursuant to this Agreement on account of your termination of employment which constitutes a "deferral of compensation" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") will be paid unless and until you have incurred a "separation from service" (as that term is used in Section 409A of the Code); and (ii) if the Company determines that the severance payments described in subsections 4.3 or 4.4 constitute a deferral of compensation for purposes of Section 409A of the Code spans calendar years, the severance payments will not begin or be paid until the second calendar year. Each installment payment hereunder will be treated as a separate payment for purposes of Section 409A of the Code. Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute a "deferral of compensation" for purposes of Section 409A of the Code will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (x) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (y) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. BlackBerry intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code or an applicable exemption thereunder. However, BlackBerry does not guarantee any particular tax effect for income provided to you pursuant to this Agreement.

In any event, except for BlackBerry's responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, BlackBerry will not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement. Notwithstanding the foregoing, if this Agreement or any benefit paid to you hereunder is deemed to be subject to Section 409A of the Code, you consent to BlackBerry adopting such conforming amendments as BlackBerry deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to you hereunder.

8.11 You hereby represent and warrant that you are not party to or bound by the terms of any agreement with any previous employer or any other party that would prevent you from performing services for BlackBerry, and that you have obtained appropriate written confirmation, consent or release from any agreement(s) which a previous employer or other party may allege would prevent you from performing services for BlackBerry.

8.12 You acknowledge that you have been given the opportunity to read, evaluate and discuss the provisions of this Agreement and the attached schedules and documents with your personal advisors and with representatives of BlackBerry. You further acknowledge that you were in fact individually represented by legal counsel of your choice in negotiating the terms of this Agreement.

8.13 BlackBerry has an accommodation process and policies in place and provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or a medical need, please contact BlackBerry Human Resources at so that the accommodation process can take place before you begin your BlackBerry employment.

(Signature Page Follows This Page)

To confirm your acceptance of the terms and conditions of this offer, please sign below and return one copy to me on or before December 8, 2023.

For BlackBerry Corporation

Richard Lynch
Chairman

December 8, 2023

I confirm that I have read and understood the above and accept this new position.

Accepted: ______________________
John Giamatteo (signature)

Date: 12. 7. 2023

BlackBerry Corporation
3001 Bishop Drive, Suite 400, San Ramon, California, 94583 USA. tel: +1 (925) 242-5000 fax: +1 (925) 242-5001

BlackBerry.

Special Bonus Addendum to Employment Agreement – John Giamatteo

As a one-time incentive for you to successfully separate the Cybersecurity and IoT business units and eliminate operating cash burn in early FY25, you are eligible to earn a one-time Special Cash Bonus in the target amount of $350,000 USD based upon the following terms:

- $175,000 USD (50%) payable to you upon the successful separation of the Cybersecurity and the IoT business units, completed to the reasonable satisfaction of the Board, within 6 months and greater than 5 months of this agreement. Should the successful separation be so completed within 5 months but greater than 4 months, a multiplier of 1.25 will be appied to such bonus amount and within 4 months a multiplier of 1.5 will be applied to such bonus amount. Payment for this portion of the Special Cash Bonus will be due within 30 days of achievement.

- $175,000 USD (50%) payable to you upon BlackBerry's achievement of breakeven or positive operating cash flow for Q1FY25. Payment for this portion of the Special Cash Bonus will be due within 30 days of the public reporting of BlackBerry's full Q1FY25 financial results.